                                                  Exhibit 99.1


CONTACT:                                             FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


            BLYTH, INC. REPORTS RECORD 2ND QUARTER SALES AND EARNINGS
             NET SALES INCREASE 9%, E.P.S. UP 48% VERSUS PRIOR YEAR


GREENWICH, CT, USA, August 28, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and giftware industry, reported today that second quarter Net Sales increased 9% to $268.0 million from $245.6 million a year earlier. Operating Profit increased 51% to $33.7 million compared to $22.3 million in the prior year period. Net Earnings for the quarter were $18.8 million versus $12.9 million a year earlier, an increase of 46%. Diluted Net Earnings Per Share for the second quarter were $0.40 compared to $0.27 for the same period last year, an increase of 48%. Last year's results include an $0.08 Per Share charge related to a provision for U.S. mass channel inventory.

Net sales for the six months ended July 31, 2002 increased 9% to $545.9 million from $503.1 million reported a year ago. Operating profit for the six months was $64.6 million versus $49.6 million last year, an increase of 30%. Net earnings increased 11% to $31.6 million, compared to $28.6 million for the prior year period. Diluted Net Earnings Per Share were $0.68 compared to $0.60 for last year's first half. Excluding the impact of the goodwill impairment charge taken in the first quarter of fiscal year 2003 due to a change in accounting principles effected by SFAS 142, Diluted Net Earnings Per Share for the first half of fiscal year 2003 were $0.78.

Blyth's second quarter results were influenced by several factors, including continued improvements in the Company's PartyLite direct selling unit. PartyLite's worldwide sales increased 8% versus last year as improved new products, catalog presentation, leadership development tools and increases in independent sales consultants continued to have a positive impact on sales growth. Second, Blyth's worldwide wholesale candle and home fragrance sales declined 7% as economic sluggishness across North America and Europe, retailer caution and product development challenges in the North American premium channel offset increases in the Company's European premium and North American mass channel businesses. Third, in the Creative Expressions segment, sales growth exceeded expectations due to strong shipments to national accounts and the inclusion of CBK, LTD., a premium home decor company that Blyth acquired in May, which was accretive to the Company's second quarter sales and earnings.

Robert B. Goergen, Chairman of the Board and CEO, commented, "We are pleased with our second quarter results, particularly given the very challenging retail environment in North America and Europe. Management in our candle and home fragrance segment is focused on brand building and new product development, and we're beginning to see the results. PartyLite continues to show improvement, as does our North American mass channel business. Blyth's Creative Expressions businesses also had a good second quarter.

On a segment basis, Net Sales in the Candles and Home Fragrance segment were $209.4 million, compared to $207.0 million in the prior year period, an increase of 1%. Operating profit for this segment increased 33% to $23.3 million, compared to $17.5 million in last year's second quarter. Net sales in the Creative Expressions segment increased 52% to $58.6 million versus $38.6 million one year ago, and operating income in this segment was $10.3 million compared to $4.8 million in the prior year period. Increases in this segment of Blyth's business were partly attributable to the inclusion of CBK, LTD. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels under the Colonial Candle of Cape Cod(R), Colonial at HOME(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home decor and giftware products under the CBK(TM) brand, seasonal products under the Midwest of Cannon Falls(R) and Impact(TM) brands, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended July 31, 2002 totaled approximately $1,222 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.
                                            ----------------

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

                                       ###

                                   BLYTH, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                                            Three Months  Three Months  Six Months  Six Months
                                                                               Ended         Ended        Ended        Ended
                                                                              July 31,      July 31,     July 31,     July 31,
                                                                                2002          2001         2002         2001
                                                                           ------------   -----------  ----------    ----------
Net sales                                                                     $ 268,021    $ 245,621    $ 545,917    $ 503,111
Cost of goods sold                                                              130,689      128,654      263,577      251,638
                                                                              ---------    ---------    ---------    ---------
    Gross profit                                                                137,332      116,967      282,340      251,473
Selling                                                                          75,235       70,624      163,642      152,024
Administrative                                                                   28,440       22,985       54,133       47,816
Amortization of goodwill                                                             --        1,021           --        2,011
                                                                              ---------    ---------    ---------    ---------
                                                                                103,675       94,630      217,775      201,851
                                                                              ---------    ---------    ---------    ---------
    Operating profit                                                             33,657       22,337       64,565       49,622
                                                                              ---------    ---------    ---------    ---------
Other expense (income)
  Interest expense                                                                3,747        4,008        7,570        8,034
  Interest income and other                                                        (254)      (1,871)        (695)      (4,055)
  Equity in earnings of investee                                                    218         (310)         190          175
                                                                              ---------    ---------    ---------    ---------
                                                                                  3,711        1,827        7,065        4,154
                                                                              ---------    ---------    ---------    ---------
    Earnings before income taxes and cumulative effect of
      change in accounting principle                                             29,946       20,510       57,500       45,468
Income tax expense                                                               11,140        7,630       21,390       16,914
                                                                              ---------    ---------    ---------    ---------
    Earnings before cumulative effect of change in accounting principle          18,806       12,880       36,110       28,554
Cumulative effect of change in accounting principle, net of taxes of $2,887          --           --       (4,515)          --
                                                                              ---------    ---------    ---------    ---------
    Net Earnings                                                              $  18,806    $  12,880    $  31,595    $  28,554
                                                                              =========    =========    =========    =========

Basic:
    Earnings per common share before cumulative
      effect of change in accounting principle                                $    0.41    $    0.27    $    0.78    $    0.61
    Cumulative effect of change in accounting principle                            0.00         0.00        (0.10)        0.00
                                                                              ---------    ---------    ---------    ---------
                                                                              $    0.41    $    0.27    $    0.68    $    0.61
                                                                              =========    =========    =========    =========
    Weighted average number of shares outstanding                                46,330       47,066       46,310       47,076

Diluted:
    Earnings per common share before cumulative
      effect of change in accounting principle                                $    0.40    $    0.27    $    0.78    $    0.60
    Cumulative effect of change in accounting principle                            0.00         0.00        (0.10)        0.00
                                                                              ---------    ---------    ---------    ---------
                                                                              $    0.40    $    0.27     $   0.68    $    0.60
                                                                              =========    =========    =========    =========
    Weighted average number of shares outstanding                                46,710       47,272       46,591       47,265


                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                                 July 31, 2002    July 31, 2001
                                                 -------------    -------------
Assets
  Cash and Cash Equivalents                         $ 54,972         $ 23,275
  Accounts Receivable, Net                           110,296          103,354
  Inventories                                        229,641          235,838
  Property, Plant & Equipment, Net                   248,818          257,215
  Other Assets                                       200,670          151,419
                                                    --------         --------
                                                    $844,397         $771,101
                                                    ========         ========

Liabilities and Stockholders' Equity
  Bank Debt                                         $ 60,490         $ 68,916
  Senior Notes                                        10,714           14,286
  Bond Debt                                          151,687          150,000
  Other Liabilities                                  131,255          103,207
  Stockholders' Equity                               490,251          434,692
                                                    --------         --------
                                                    $844,397         $771,101
                                                    ========         ========